K&L                                                                                       Miami Center - 20th Floor
Kirpatrick & Lockhart Nicholson Graham LLP                                                                               201 South Biscayne Blvd.
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July 25, 2005

Cord Blood America, Inc.
9000 West Sunset Boulevard, Suite 400
West Hollywood, California 90069
Attention: Mr. Matthew Schissler, Chief Executive Officer

Re:	Cord Blood America, Inc. (the “Corporation”)
Registration Statement on Form S-8 (the “Registration Statement”)

Gentlemen:

We have acted as special counsel to the Corporation in connection with the preparation of the Registration Statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “1933 Act”), relating to the registration of 8,000,000 shares of the Corporation’s common stock, par value $0.001 per share (the “Common Stock”) reserved for issuance through the Cord Blood America, Inc. Stock Option Plan (the “Plan”).We are furnishing this opinion to you in accordance with Item 601(b)(5) of Regulation S-B promulgated under the 1933 Act.

We are familiar with the Registration Statement, and we have examined the Corporation’s Articles of Incorporation, as amended to date, the Corporation’s Bylaws, as amended to date, and minutes and resolutions of the Corporation’s Board of Directors and shareholders. We have also examined such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law as we have deemed necessary or appropriate for the purpose of this opinion.

Based upon the foregoing, we are of the opinion that the shares of Common Stock to be sold pursuant to the Plan, when issued and sold in the manner described in the Plan and pursuant to the agreements that are entered into in accordance with the terms and subject to the conditions of the Plan will be validly issued, fully paid and non-assessable.

Very truly yours,

/s/ Kirkpatrick & Lockhart Nicholson Graham LLP
KIRKPATRICK & LOCKHART NICHOLSON GRAHAM LLP